Exhibit 99.1
Dana Holding Corporation Mourns Passing of Director Jerome B. York
MAUMEE, Ohio — March 18, 2010 — Dana Holding Corporation (NYSE: DAN) Director Jerome B. “Jerry” York passed away today at age 71 following a brief illness.
A 30-year veteran of the automotive industry, Mr. York joined the Dana Board of Directors in 2008. In serving as Lead Director, Chairman of the Audit Committee, and a member of the Compensation Committee, he played an instrumental role in shaping a new Dana and driving the company’s improved financial performance, said Dana Executive Chairman John M. Devine.
“Jerry was an enormous contributor to our Board, based on his vast experience,” Mr. Devine said. “There wasn’t anything that he hadn’t seen before several times. Our deepest condolences go out to Jerry’s wife, Eilene, and their children. His friendship and counsel will be sorely missed.”
A former chief financial officer of IBM Corporation and Chrysler Corporation, Mr. York most recently served as Chief Executive Officer of Harwinton Capital LLC, a private investment company that he controlled, since 2003. Mr. York was also a board member of Apple Inc.
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; sealing and thermal-management products; and genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets. Based in Maumee, Ohio, the company employs approximately 24,000 people in 26 countries and reported 2009 sales of $5.2 billion. For more information, please visit: www.dana.com.
Financial Contact
Lillian Etzkorn: (419) 887-5160
Media Contact
Chuck Hartlage: (419) 887-5123
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